Exhibit 99.3

Consent To Be Named A Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the proxy statement/prospectus constituting part of this Registration Statement on Form S-4 of Stone Tan China Acquisition Corp. as a person to become a director of Stone Tan China (Hong Kong) Company Limited.

Name:	/s/ Chee Ming Yaw
Date: September 26, 2009